EXHIBIT 10.12
Compensation Program for non-employee members of the Registrant’s Board of Directors
(as amended July 23, 2024)

1.The annual equity grant provided to non-employee members of the Board to be made on August 15th of each year (each such date, a “Grant Date”) and to consist of $125,000 of Common Stock of the Corporation (based on the closing price on the Grant Date as reported by Nasdaq) and $125,000 of fully vested ten year non-statutory stock options to purchase Common Stock of the Corporation (based on the Grant Date fair value used by the Corporation for financial reporting purposes), such stock and options to be issued in accordance with the terms of the Corporation’s 2004 Long Term Incentive Plan, as amended.

2.The annual cash retainer for non-employee members of the Board to be $50,000, and that the annual cash retainers for each committee member to be as follows: Nominating and Corporate Governance Chair: $12,500; Audit Committee Chair: $27,000; Audit Committee Member: $15,000; Compensation Committee Chair: $20,000; and Compensation Committee member: $10,000.

3.The annual cash retainer and committee retainer payments to be payable on the Grant Date.